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                                                                      EXHIBIT 3

                          CONVERTIBLE PROMISSORY NOTE



         FOR VALUE RECEIVED, the undersigned CAPITA RESEARCH GROUP, INC., a Nevada corporation (the "Borrower"), hereby promises to pay to Jim Salim (the "Lender"), or order, on the first anniversary of each Loan Disbursement Date (at which time the amount of the loan made on such Loan Disbursement Date shall be due), the principal sum of Three Hundred Thousand Dollars ($300,000) or, if less, the aggregate amount of all loans made by Lender to Borrower on or prior to the Commitment Expiration Date pursuant to Section 1.03 of the Loan Agreement dated as of the date hereof between Borrower and Lender (as the same may be amended, modified or supplemented from time to time, the "Loan Agreement"), less any principal amount hereof converted into common stock, $.001 par value ("Common Stock"), of Borrower pursuant to the provisions hereof. Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until payment in full at the prime or reference rate published from time to time by Citibank, N.A., New York, New York. Interest hereon for any period other than a full quarter shall be computed on the basis of a 360-day year of twelve 30-day months. All capitalized terms used herein shall, unless otherwise defined herein, have the meanings for purposes hereof assigned to such terms in the Loan Agreement.

         At any time that any principal or interest payment on this Note is past due for any reason, the rate of interest on such past due principal or interest shall be the prime or reference rate published from time to time by Citibank, N.A., New York, New York, plus three percent (3%) per annum, until such past due principal or interest has been paid in full, to the extent permitted by applicable law.

         All accrued and unpaid interest hereon will be due and payable within 10 days after demand therefor, which demand may not be made until at least six months after the first Loan Disbursement Date. In addition, all accrued and unpaid interest hereon will be due and payable upon the payment in full of the outstanding principal amount of this Note and at the maturity hereof.

         Subject to the provisions of the Loan Agreement, payments of both principal and interest shall be made to Lender at 3510 Turtle Creek Boulevard, #2D, Dallas, Texas 75219 (or at any other payment office in the United States of America previously designated to Borrower by Lender), in writing, in lawful money of the United States of America. Notwithstanding the foregoing, in lieu of cash, Lender may elect to receive all (but not less than all) of an interest payment in shares of Common Stock, valued at the then current Conversion Price (as hereinafter defined, with the date such interest payment is due being substituted for the Conversion Date in the formula for the determination thereof) by so indicating in the demand for interest.



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         Subject to and upon compliance with the provisions hereof, Lender shall have the right, at Lender's option, at any time or from time to time on or after 30 days after the first Loan Disbursement Date to convert all or any part of the unpaid principal amount hereof into shares (the "Shares") of Common Stock at a price equal to the lesser of (i) the average closing bid price per share of the Common Stock (as reported by Bloomberg, L.P.) over the five trading day period ending on the day prior to the date (the "Conversion Date") this Note or portion hereof is surrendered for conversion or (ii) 150% of the average closing bid price per share of the Common Stock (as reported by Bloomberg, L.P. ) over the five trading day period ending on the day prior to the first Loan Disbursement Date (such price being referred to herein as the "Conversion Price"), as appropriately adjusted for any stock dividend, stock split, or reverse stock split occurring subsequent to the first Loan Disbursement Date. Such right to convert shall be subject to the following further terms and conditions:

         (a) Upon the surrender hereof, accompanied by Lender's written notice to Borrower that Lender elects to convert this Note, or, if less than the entire unpaid principal amount hereof is to be converted, the portion hereof to be converted, Borrower shall issue and deliver to Lender as promptly as possible, certificates evidencing the Shares as hereinafter set forth. All Shares of Common Stock issued upon conversion shall be deemed issued as of the close of business on the Conversion Date. No adjustment shall be made for any interest accrued hereon or for any dividends on any Shares issued upon conversion of this Note. Upon conversion of only a part of the unpaid principal amount of this Note, Borrower shall execute and deliver to or on the order of Lender, at the expense of Borrower, a new Note in principal amount equal to the unconverted portion of such unpaid principal amount, which new Note shall be dated and bear interest from the date to which interest shall have been paid on such unconverted portion.

         (b) If any capital reorganization or reclassification of the capital stock of Borrower, or consolidation or merger of Borrower with another corporation, or the sale, transfer or other disposition of all or substantially all of its properties to another corporation, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby Lender shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Shares of the Common Stock of Borrower immediately theretofore issuable upon conversion of this Note, such shares of stock, securities or properties as may be issuable or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore issuable upon conversion of this Note had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of Lender to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable



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upon the conversion hereof. Borrower shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than Borrower) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to Lender at its last address appearing on the books of Borrower, the obligation to deliver to Lender such shares of stock, securities or properties as, in accordance with the foregoing provisions, Lender may be entitled to acquire. The above provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers, or other dispositions.

         (c) No certificates for fractional shares of Common Stock shall be issued upon conversion of this Note. If the conversion of this Note, or any portion hereof, results in a fraction of a share, Borrower shall pay, out of funds legally available therefor, a cash adjustment in respect of such fractional share in an amount equal to the fair market value thereof.

         (d) Borrower agrees that its issuance of this Note shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Shares upon the conversion of this Note. During the period within which this Note may be converted into Shares of Common Stock, Borrower shall at all times have authorized and reserved a sufficient number of Shares to provide for the conversion of this Note in accordance with the terms hereof. Borrower agrees that all Shares which shall be issued upon conversion of this Note shall, when so issued, be free of pre-emptive rights, duly and validly issued and fully paid and nonassessable.

         (e) Lender shall be responsible for payment of any transfer or issuance tax in respect of the issue of any stock upon conversion of this Note. Borrower shall not be required to issue or deliver any such stock unless and until the person or persons requesting the issuance thereof shall have paid to Borrower the amount of such tax or shall have established to the satisfaction of Borrower that such tax has been paid.

         This Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement.

         The date and amount of each Loan by Lender to Borrower under the Loan Agreement, the amount of any prepayment or payment of the principal amount hereof and the amount of the unpaid balance hereof shall be noted by Lender on the Schedule annexed hereto and made a part hereof, or on a continuation of such Schedule attached hereto and made a part hereof which notations shall be prima facie evidence of the information set forth therein; provided, however, that the failure of the holder to make or any error in making any such notation shall not limit or otherwise affect the obligations of Borrower hereunder or under the Loan Agreement.



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         Except as otherwise expressly provided in the Loan Agreement, Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement.

         This Note shall be binding upon Borrower and its successors and shall inure to the benefit of Lender and its successors and assigns.

         This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such Commonwealth.

                                      BORROWER:


                                     CAPITA RESEARCH GROUP, INC.



                                     By
                                          -------------------------------------
                                          Title:



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                               Schedule of Loans
                             and Principal Payments



                                                               Unpaid
                 Amount               Amount of               Principal           Name and Signature of Person
Date             Of Loan              Principal Paid           Balance            Making Notation

